Exhibit 10.1
RESIGNATION AGREEMENT AND RELEASE
     This Resignation Agreement and Release (“Agreement”) is entered into on February 20, 2006, between RadioShack Corporation, a Delaware corporation (“Company”), and David J. Edmondson (“Executive”).
     1. Termination of Duties. On February 20, 2006 (the “Effective Date”) Executive resigns as President and Chief Executive Officer and a director of Company and from all other director and officer positions with Company and its affiliates. On the Effective Date, the obligations and responsibilities of the parties set forth in (i) that certain Severance Agreement between Company and Executive dated December 11, 2003 (as amended, the “Severance Agreement”), (ii) that certain Termination Protection Agreement for Corporate Executives between Company and Executive dated August 26, 2005 (the “Termination Protection Agreement”), and (iii) that certain Employee Agreement on Intellectual Property Rights and Confidential Information between Company and Executive dated November 31 [sic], 1994 (the “Confidentiality Agreement” and, together with the Severance Agreement and the Termination Protection Agreement, the “Termination Agreements”) are completely terminated, except as provided in this Agreement.
     2. Salary. On the Effective Date, except as specifically set forth in Sections 3 and 4 below and otherwise in this Agreement, Executive’s salary and benefits from Company shall cease to accrue, and he shall cease to participate in any employee benefit plans or programs. Within three (3) business days after the Effective Date, Company shall (i) pay to Executive any accrued and unpaid salary payments due him as of the Effective Date, and (ii) reimburse Executive for all unreimbursed expenses incurred by Executive during the performance of his duties in accordance with the Company’s standard policy.
     3. Insurance Benefits. For a period of four (4) months from the Effective Date, Company shall at its expense pay all of Executive’s premiums for such insurance he elects to receive under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Thereafter, all insurance benefits shall cease to accrue, except as provided by COBRA, and the Company shall not pay such premiums.
     4. Stock Options and Restricted Stock Awards. All outstanding stock options and restricted stock awards that would have otherwise become exercisable or vested on or prior to December 31, 2006, shall become immediately exercisable or vested, as the case may be, on the Effective Date. All outstanding stock options exercisable by Executive as of the Effective Date, including such stock options that may become exercisable as a result of this provision, must be exercised by Executive within 365 days after the Effective Date. For the avoidance of doubt, the foregoing shall apply notwithstanding any conflicting provision contained in any stock option agreement, restricted stock agreement, or similar equity agreement entered into between Company and Executive.

     5. Return of Property. Executive represents that he has returned all equipment and property in his possession that belong to Company or that relate or refer to Company or its business, including all files and programs (hard copy, electronic or otherwise), all originals and copies of documents, notes, memoranda or any other materials that relate or refer to Company or its business (hard copy, electronic or otherwise), and material that constitutes trade secrets or “Confidential Information” as defined in Section 13 of this Agreement. In addition, Executive acknowledges that the Company has the right to electronically examine all computer or telecommunications equipment that he may have used in the course of performing his job duties and delete any Confidential Information contained therein. After such examination, Executive may specifically identify to Company and purchase one computer, one cellular telephone and one RIM/Blackberry device owned by Company that he used while he was Chief Executive Officer. The purchase price will be the book value of that computer, cellular telephone and RIM/Blackberry device on Company’s books. Within seven (7) business days after the Effective Date, Executive shall be entitled to identify and retrieve in person all his personal property from the Company premises.
     6. Additional Consideration. As additional consideration for the release and covenants by Executive set forth in this Agreement, on the eighth calendar day after the Effective Date, provided Executive has not exercised his revocation rights under Section 27 below, Company shall pay Executive the aggregate amount of $975,000, payable as wages, in four equal payments of $243,750 on February 21, 2006, May 19, 2006, August 21, 2006 and November 21, 2006, respectively, less required state and federal deductions and federal tax withholding. Executive acknowledges that he would not have otherwise been entitled to such payment except for entering into this Agreement. Executive agrees that he is solely responsible for his tax obligations, if any, including, but not limited to, all payment obligations, that may arise as a consequence of such payment. Executive hereby agrees to hold the Company Released Parties (as defined in Section 9 of this Agreement) harmless from and against, and agrees to reimburse and indemnify the Company Released Parties for, any taxes, penalties, net loss, cost, damage or expense, including, attorneys’ fees, incurred by any of the Company Released Parties arising out of the tax treatment by Executive on his tax return(s) of any payments made to Executive pursuant to this Agreement. Executive shall be afforded such coverage under the Company’s “directors and officers” liability insurance policy, as provided therein relating to any claim or asserted claim that arose during the time Executive was an officer or director of the Company. Nothing in this Agreement shall be construed as releasing the Company’s “directors and officers” liability insurance policy. The Company shall continue to maintain a “directors and officers” liability insurance policy that covers past officers and directors for a period of at least 18 months after the Effective Date.
     7. Accrued Vacation. Within three (3) business days after the Effective Date, Company shall pay Executive a single lump-sum payment of all his accrued, unused vacation pursuant to Company’s standard policy in the amount of $57,692.
     8. Change in Control Representation. Company represents and warrants that, to the Company’s knowledge, as of the Effective Date, (i) it is currently not contemplating or anticipating a Change in Control (as defined in the Termination Protection Agreement), and (ii) no third party has indicated to the Company any intention or taken steps reasonably calculated to effect a Change in Control. This representation and warranty, made solely as of the Effective

Date, shall not be a continuing representation and warranty but shall survive the termination of the Agreement.
     9. Executive’s Release. In consideration of the promises, covenants and other valuable consideration provided by Company in this Agreement, and to fully compromise and settle any and all claims and causes of action of any kind whatsoever except as provided in this Agreement, Executive hereby unconditionally release and discharge Company and its current and former employees, officers, agents, directors, shareholders and affiliates and their respective current and former employees, officers, agents, directors, shareholders and affiliates (collectively referred to as “Company Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Executive has as of the date of this Agreement, including, but not limited to, those arising (i) out of Executive’s hiring, employment, termination of employment with Company or the Termination Agreements and (ii) under federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Act, the Americans with Disabilities Act of 1990, the Texas Labor Code, the Texas Commission on Human Rights Act, the Texas Payday Act, Chapter 38 of the Texas Civil Practices and Remedies Code, and any provision of the state or federal Constitutions or Texas common law. This release includes, but is not limited to, any Claims Executive may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This release also includes, but is not limited to, all common law claims including, but not limited to, claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional infliction of emotional distress, fraud, negligence, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective business relationships. Furthermore, Executive agrees and relinquishes any right to re-employment with any of the Company Released Parties. Except as specifically set forth in this Agreement, Executive also relinquishes any right to payment or benefits (other than vested rights) under any benefit plan maintained or previously or subsequently maintained by Company or any of the Released Parties or any of its or their respective predecessors or successors. However, Executive does not release (a) his right to enforce the terms of this Agreement, (b) his rights under the Indemnification Agreement effective as of June 1, 2005 between Executive and Company (“Indemnification Agreement”), (c) his rights to indemnification or advancement of expenses under Company’s charter or by-laws or under any applicable policy (specifically including any applicable “directors and officers” insurance policy) of or maintained by Company that is applicable to its directors or officers, and (d) his rights, if any, under each of the plans listed on Appendix A (collectively, such plans referred to as the “Compensation Plans”).
     10. Company’s Release. In consideration of the promises, covenants and other valuable consideration provided by Executive in this Agreement, and to fully compromise and settle any and all claims and causes of action of any kind whatsoever except as provided in this Agreement, Company hereby unconditionally releases and discharges Executive and his spouse, heirs, executors, administrators, attorneys and other agents (collectively referred to as, the

“Executive Released Parties”) from any and all Claims that Company has as of the date of this Agreement, including, but not limited to, those arising out of Executive’s hiring, employment, termination of employment with Company or the Termination Agreements. This release includes, but is not limited to, any Claims the Company may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This release also includes, but is not limited to, all common law claims including, but not limited to, claims for breach of express or implied contract, implied covenant of good faith and fair dealing, fraud, negligence, defamation, conspiracy, and/or tortious interference with current or prospective business relationships. However, Company does not release (a) its right to enforce the terms of this Agreement, (b) its rights under the Indemnification Agreement, (c) its rights with respect to indemnification or advancement of expenses under Company’s charter or by-laws or under any applicable policy (specifically including any applicable “directors and officers” insurance policy) of or maintained by Company that is applicable to its directors or officers, and (d) its rights under any of the Compensation Plans.
     11. No Actions Against Company Released Parties. Executive will not bring any action or lawsuit against any of the Company Released Parties related to any matters released by Executive under Section 9 of this Agreement. If Executive brings or asserts any such action or lawsuit on a released Claim, he shall pay all costs and expenses, including attorneys’ fees, incurred by the Company Released Parties in defending the action or lawsuit. However, Executive may bring an action or lawsuit to enforce the terms of this Agreement, the Indemnification Agreement, the Company’s charter or by-laws, or any of the Compensation Plans.
     12. No Actions Against Executive Released Parties. Company will not bring any actions or lawsuit against any of the Executive Released Parties related to any matters released by Company under Section 10 of this Agreement. If Company brings or asserts any such action or lawsuit on a released Claim, it shall pay all costs and expenses, including attorneys’ fees, incurred by the Executive Released Parties in defending the action or lawsuit. However, Company may bring an action or lawsuit to enforce the terms of this Agreement, the Indemnification Agreement, the Company’s charter or by-laws, or any of the Compensation Plans.
     13. Confidentiality. Executive agrees not to make any unauthorized use, publication, or disclosure of any confidential, proprietary and non-public information generated or acquired by Executive during the course of his employment with Company, including, but not limited to, any confidential, trade secret or public information (“Confidential Information”). Executive understands that Confidential Information includes information not generally known by or available to the public about or belonging to Company, or belonging to other companies to whom Company may have an obligation to maintain information in confidence, and that authorization for disclosure may be obtained only through Company’s general counsel or designee.
     14. Non-Disparagement. Executive agrees that he will not criticize, defame or disparage any of the Company Released Parties, their plans, or their actions to any third party, either orally or in writing. Company agrees that it will not criticize, defame or disparage any of the Executive Released Parties, their plans, or their actions to any third party, either orally or in writing and that it will use reasonable efforts to prevent any of its current officers or directors from criticizing, defaming or disparaging any of the Executive Released Parties, their plans, or their actions to any third party, either orally or in writing. Company agrees only to give neutral reference information about Executive if requested by prospective employers. The provisions of this Section 14 shall not apply to any truthful statement(s) required to be made by any of the Executive Released Parties or Company Released Parties or by any representative of the Executive Released Parties or the Company Released Parties in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding.
     15. Non-Competition; Non-Solicitation.
     (a) Executive hereby agrees that for a period of 18 months after the Effective Date, Executive will not, directly or indirectly, own, have a proprietary interest (except for less than 5% of any listed company or company traded in the over-the-counter market) of any kind in, be employed by, be a partner in, or serve as a consultant to or in any other capacity with any firm, partnership, corporation, business enterprise or individual, within the continental United States, that is engaged in the sale of consumer electronics and obtains at least 10% of its annual revenues from the sale of consumer electronics (which shall not include manufacturers of any kind).
     (b) In consideration of the amounts to be paid or provided to Executive hereunder, Executive covenants that he shall not, directly or indirectly, or whether for his own account or for the account of any other person, (i) at any time for a period of 18 months following the Effective Date, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is, as of the Effective Date, an employee of the Company, or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; provided, however, that general solicitations of employment not directed at Company employees shall not be prohibited by this Section 15(b)(i); or (ii) at any time for a period of 18 months following the Effective Date, interfere with the Company’s relationship with any person, including any person who is, as of the Effective Date, an employee, contractor, vendor, supplier or customer of the Company.
     (c) If any court of competent jurisdiction holds that any of the obligations or restrictions in this Section 15 are unreasonable or unenforceable as written, the court may reform the obligations or restrictions to make them enforceable, and the obligations and restrictions shall remain in full force and effect as reformed by the court.
     16. Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the non-breaching party shall be entitled to injunctive relief to enforce the Agreement and the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing the Agreement. This Section does not apply to any claims Executive may have regarding the Older Worker Benefit Protection Act.
     17. Severability. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law remain in full force and effect.

     18. No Admission. This Agreement shall not in any way be construed as an admission by either party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
     19. Ambiguities in the Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.
     20. Confidentiality. Except as required by law or provided in this Agreement, each of the parties agrees to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement or the circumstances of Executive’s resignation to any person except Executive’s spouse, the financial, tax and legal advisors of Executive and Company (and the executive officers and Board of Directors of Company), or as necessary to enforce this Agreement. Any disclosure made hereunder shall be made only on the condition that the party to whom disclosure is made agrees to protect the confidentiality of the information disclosed. This Agreement may be disclosed in, or filed as an exhibit to, any filing required to be made by the Company under any securities laws.
     21. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
     If to Executive:
David J. Edmondson
712 Arch Adams Street
Fort Worth, Texas 76016
     With a courtesy copy, which shall not constitute notice, to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: D. Gilbert Friedlander
     If to Company:
RadioShack Corporation
300 RadioShack Circle
MS CF4-101
Fort Worth, Texas 76102
Attention: Senior Vice President — Chief Legal Officer
                    and Corporate Secretary

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, telecopy (sent to Company at 817.415.6593), telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.
     22. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.
     23. Choice of Law/Venue. This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Tarrant County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflict of laws rules.
     24. No Assignment of Claims. Executive represents and warrants that he has not transferred or assigned to any person or entity any claim involving any of the Company Released Parties or any portion thereof or interest therein.
     25. Entire Agreement. Other than the Compensation Plans, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.
     26. Binding Effect of Agreement. This Agreement shall be binding upon Executive, Company and their heirs, administrators, representatives, executors, successors, and assigns.
     27. Time to Sign and Return Agreement. Executive acknowledges and agrees that he first received the original of this Agreement on or before February 20, 2006. Executive also understands and agrees that he has been given at least 21 calendar days from the date he first received this Agreement to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Executive acknowledges that he has been advised and has sought the advice of his own counsel. Executive understands that he may sign the Agreement at any time on or before the expiration of this 21-day period. Executive also understands that for seven calendar days after he signs this Agreement he has the right to revoke it, and that this Agreement will not become effective and enforceable until after the expiration of this seven-day period in which he did not exercise his right of revocation. Executive specifically understands and agrees that any attempt by him to revoke this Agreement after the seven-day period has expired is, or will be, ineffective. Executive represents and agrees that he has thoroughly discussed all aspects and effects of this Agreement with his attorney, that he has had a reasonable time to review the Agreement, that he fully understands all the provisions of the Agreement and that he is voluntarily entering into this Agreement. By signing this Agreement, Executive acknowledges the following:
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT

VOLUNTARILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.
[Signature page to follow.]

Executed as of February 20, 2006.

/s/ David J. Edmondson

David J. Edmondson
RADIOSHACK CORPORATION

By:	/s/ Thomas G. Plaskett

Name: Thomas G. Plaskett
Title: Director

Appendix A
COMPENSATION AND BENEFIT PLANS
1.	RadioShack Corporation Officers Deferred Compensation Plan

2.	RadioShack 401(k) Plan

3.	RadioShack Investment Plan

4.	RadioShack Employees Supplemental Stock Plan

5.	RadioShack Corporation 1985 Stock Option Plan

6.	Post Retirement Death Benefit Plan for Executive Employees of RadioShack Corporation and Subsidiaries

7.	RadioShack Corporation 1993, 1997, 1999 and 2001 Incentive Stock Plans

8.	The following stock option agreements:
•	Incentive Stock Plan(s) Stock Option Agreement (Nonqualified and Incentive Stock Options) dated February 24, 2005

•	Incentive Stock Plan(s) Stock Option Agreement (Nonqualified and Incentive Stock Options) dated February 20, 2004

•	Incentive Stock Plan(s) Stock Option Agreement dated February 20, 2003

•	Incentive Stock Plan(s) Stock Option Agreement (Nonqualified and Incentive Stock Options) dated January 2, 2002

•	Incentive Stock Plan Incentive Stock Option Agreement dated February 22, 2001

•	Incentive Stock Plan Nonqualified Stock Option Agreement dated February 22, 2001

•	1997 Incentive Stock Plan Incentive Stock Option Agreement dated May 18, 2000

•	1997 Incentive Stock Plan Nonqualified Stock Option Agreement dated May 18, 2000

•	Tandy Corporation 1997 Incentive Stock Plan Incentive Stock Option Agreement dated July 24, 1999

•	Tandy Corporation 1997 Incentive Stock Plan Nonqualified Stock Option Agreement dated July 24, 1999

•	Tandy Corporation 1997 Incentive Stock Plan Incentive Stock Option Agreement dated October 23, 1998

•	Tandy Corporation 1997 Incentive Stock Plan Nonqualified Stock Option Agreement dated October 23, 1998

•	Tandy Corporation 1993 Nonqualified Stock Plan Incentive Stock Option Agreement NO. 93-NSO-63 dated October 17, 1997

•	Tandy Corporation 1993 Incentive Stock Plan Incentive Stock Option Agreement NO. 93-ISO-0253 dated October 17, 1997

•	Tandy Corporation 1993 Incentive Stock Plan Incentive Stock Option Agreement NO. 93-ISO-0195 dated October 18, 1996

•	Tandy Corporation 1993 Incentive Stock Plan Nonqualified Stock Option Agreement NO. 93-NSO-0052 dated October 18, 1996

•	Tandy Corporation 1993 Incentive Stock Plan Incentive Stock Option Agreement NO. 93-ISO-143 dated October 20, 1995

•	Tandy Corporation 1993 Incentive Stock Plan Nonqualified Stock Option Agreement NO. 93-NSO-30 dated October 20, 1995

•	Tandy Corporation 1993 Incentive Stock Plan Incentive Stock Option Agreement NO. 93-ISO-118 dated December 16, 1994

•	Any other vested plans between Company and Executive.